EXHIBIT (d)(4)

ASSUMPTION AGREEMENT

        AGREEMENT made as of March 28, 2003 between GOLDMAN, SACHS & CO. ("GS&Co.") and GOLDMAN SACHS ASSET MANAGEMENT, L.P. ("GSAM LP"), each a wholly-owned direct and indirect subsidiary of THE GOLDMAN' SACHS GROUP, INC.

        WHEREAS, Protective Investment Company (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, GS&Co. has been previously appointed as sub-investment adviser to the Protective Growth and Income Fund (the "Fund") of the Company pursuant to an Advisory Agreement with Investment Distributors Advisory Services, Inc. dated March, 1996 (the "Advisory Agreement"); and

        WHEREAS, GS&Co. and GSAM LP intend that GSAM LP act as sub-investment adviser with respect to the Fund pursuant to the Advisory Agreement.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1.    GSAM LP hereby assumes all rights and obligations of GS&Co. under the Advisory Agreement with respect to the Fund.

        2.    GS&Co. and GSAM LP hereby represent that after the assumption referred to above: (a) the management personnel of GS&CO responsible for providing sub-investment advisory services to the Fund under the Advisory Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Fund as officers or employees of GSAM LP; and (b) both GS&Co. and GSAM LP will be wholly-owned direct and indirect subsidiaries of The Goldman Sachs Group, Inc. Consequently, GS&Co. and GSAM LP believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the sub-investment adviser for the Fund.

        3.    GSAM LP is hereby bound by all of the terms of the Advisory Agreement, which will continue in full force and effect with respect to GSAM LP.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	GOLDMAN, SACHS & CO.

By:

(Authorized Officer)
	Name:	Amy F. Curran

	Title:	Vice President

Attest:	GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:

(Authorized Officer)
	Name:	Howard Surloff

	Title:	Authorized Signatory

Acknowledged and Accepted as of the Date First Set Forth Above: PROTECTIVE INVESTMENT ADVISORS, INC., formerly known as INVESTMENT DISTRIBUTORS ADVISORY SERVICES, INC.
By:

Name:

Title: